Exhibit 10.3
AMENDED AND RESTATED
REVOLVING NOTE
(Wachovia Bank, National Association)

$2,727,000	St. Louis, Missouri December 8, 2006
     FOR VALUE RECEIVED, the undersigned, SYNERGETICS, INC., a Missouri corporation, and SYNERGETICS USA, INC., a Delaware corporation (individually, a “Borrower” and together, the “Borrowers”), hereby jointly and severally promise to pay on the Termination Date to the order of Wachovia Bank, National Association (the “Lender”), at the main office of Regions Bank in St. Louis, Missouri, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Two Million Seven Hundred Twenty-Seven Thousand and 00/100 ($2,727,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender to the Borrowers under the Credit Agreement (defined below), together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Note is fully paid at the rate from time to time in effect under the Credit and Security Agreement dated as of March 13, 2006, as heretofore amended by First Amendment dated as of September 26, 2006 and as further amended by Second Amendment of even date herewith (as so amended, the “Credit Agreement”) by and among the Lender, Regions Bank and the Borrowers. The principal hereof and interest accruing thereon shall be due and payable as provided in the Credit Agreement. This Note may be prepaid only in accordance with the Credit Agreement.
     This Note is issued pursuant, and is subject, to the Credit Agreement, which provides, among other things, for acceleration hereof. This Note is the Revolving Note referred to in the Credit Agreement.
     This Note, among other things, is secured pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.
     The Borrowers hereby agree to pay all costs of collection, including attorneys’ fees and legal expenses in the event this Note is not paid when due, whether or not legal proceedings are commenced.
     Presentment or other demand for payment, notice of dishonor and protest are expressly waived.
     This Note shall be governed by the internal substantive laws of the State of Missouri, without regard for its conflicts-of-law principles.
     This Note is a replacement for, but not a novation or refinancing of the Revolving Note dated as of September 26, 2006 by Borrowers payable to the order of Lender. This Note does not evidence or effect a release, or relinquishment of the priority, of the security interests in any Collateral (as defined in the Credit Agreement).

     ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE, REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED, THAT IS IN ANY WAY RELATED TO THE CREDIT AGREEMENT. TO PROTECT YOU (BORROWERS) AND US (LENDER) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS WE REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING (THIS NOTE, THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS REFERRED TO THEREIN), WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENTS OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

BORROWERS: SYNERGETICS, INC.
BY:	/s/ Pamela G. Boone

NAME: Pamela G. Boone

TITLE: Chief Financial Officer and

and

SYNERGETICS USA, INC.
BY:	/s/ Pamela G. Boone

NAME: Pamela G. Boone

TITLE: Chief Financial Officer

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